                                                                    EXHIBIT 11.2

                          ROHR, INC. AND SUBSIDIARIES
                          ---------------------------

       CALCULATION OF FULLY DILUTED NET INCOME PER SHARE OF COMMON STOCK
       -----------------------------------------------------------------

                      (in thousands except per share data)


                                                          Year Ended July 31,
                                           -----------------------------------------------------
                                             1994        1993       1992       1991       1990
                                           --------   ----------   -------   --------   --------

Net Income (loss) from continuing
  operations before cumulative
  effect of accounting changes
  applicable to primary earnings
  per common share                         $ 4,669    $ (24,257)    $   996    $28,566   $  (442)



Add back interest and issue
  expense on convertible
  debentures, net of tax adjustment          5,477        4,941       4,941      4,930     4,926
                                           -------    ---------     -------    -------   -------

Adjusted income (loss)from
  continuing operations before
  cumulative effect of accounting
  changes applicable to common
  stock on a fully diluted basis            10,146      (19,316)      5,937     33,496     4,484



Income (loss) from discontinued
  operations, net of taxes                   2,258       (6,324)        459      1,951       481

Cumulative effect of accounting
  changes, net of taxes                                (223,950)
                                           -------    ---------      -------    -------   -------
Net income (loss) applicable to
  fully diluted earnings per share         $12,404    $(249,590)     $ 6,396    $35,447   $ 4,965
                                           =======    =========      =======    =======   =======
Average number of shares
  outstanding on a fully diluted
  basis:
  Shares used in calculating
    primary earnings per share              18,062       17,909       17,710     17,525    17,787

  Unexercised options                                                      4          2
  Shares on conversion of 7%
    debentures                               2,674        2,674        2,674      2,674     2,674
  Shares on conversion of 7.75%
    debentures                               1,157

Average number of shares
  outstanding on a fully diluted
  basis                                     21,893       20,583      20,388     20,201    20,461
                                           =======    =========     =======    =======   =======

Fully diluted net income (loss)
  per common share before
  cumulative effect of accounting
  changes                                  $  0.47   $   (0.94)    $  0.29    $  1.66   $  0.22

Income (loss) from discontinued
  operations, net of taxes                    0.10       (0.31)       0.02       0.09      0.02

Loss from cumulative effect of
  accounting changes, net of taxes                      (10.88)
                                           -------   ---------     -------    -------   -------
Fully diluted net income (loss)
  per average common share                 $  0.57   $  (12.13)    $  0.31    $  1.75   $  0.24
                                           =======   =========     =======    =======   =======

Note:  Fully diluted net income (loss) per average share is not presented in the
- - ----   Company's Consolidated Statements of Operations as the effect of the assumed conversion of the Company's convertible debentures was anti-dilutive.